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                                                  EXHIBIT H



                    PROPOSED FORM OF NOTICE


  New England Electric System (NEES), a registered holding company, and eleven of its subsidiaries, Granite State Electric Company (Granite), Massachusetts Electric Company (Mass. Electric), Nantucket Electric Company (Nantucket), The Narragansett Electric Company (Narragansett), Narragansett Energy Resources Company (NERC), New England Electric Transmission Corporation
(NEET), New England Energy Incorporated (NEEI), New England Hydro-Transmission Electric Company, Inc. (Mass. Hydro), New England Hydro-Transmission Corporation (NH Hydro), New England Power Company (NEP), and New England Power Service Company (NEPSCO), 25 Research Drive, Westborough, Massachusetts 01582, have filed a post-effective amendment to an application/declaration File No. 70-9089 with this Commission pursuant to Sections 6(a), 7, 9(a), 10, and 12 of the Public Utility Holding Company Act of 1935 (the Act) and Rules 42, 43, and 45 thereunder. The application/declaration was declared effective by Order of the Commission dated October 29, 1997 (HCAR No. 26768).

  Under the original filing, Mass. Electric, Nantucket, Narragansett, Mass. Hydro, NEP, and NEPSCO (the Borrowing Companies) were authorized through October 31, 2001, to borrow from NEES Money Pool and/or banks, and in the cases of Mass. Electric, Narragansett, and NEP, to issue commercial paper, up to specified maximum outstanding amounts. For NEP, the maximum amount so authorized was $375,000,000.

  By post-effective amendment, NEP seeks to increase its current authorization of $375 million to $750 million. As of March 1, NEP has $209 million of short-term debt outstanding in the form of commercial paper and money pool borrowings. In addition, NEP has $372 million of variable rate tax-exempt mortgage bonds outstanding. Under the terms of these bonds, NEP is obligated to repurchase these bonds in the event they cannot be remarketed to investors. NEP has a $205 million bond purchase facility to support this obligation. Thus, NEP requires $376 million to support the remaining variable rate tax-exempt mortgage bonds plus the normal level of short-term debt.

  NEP currently has 1,100 MW of purchased power contracts. NEP may have opportunities to negotiate or buyout these purchased power contracts, which may require lump sum, up-front payments. Also, upon divestiture of its non-nuclear generation assets, NEP is required to defease its outstanding mortgage bonds to either first call or maturity. The repurchase of some of these bonds through a tender offer or open market purchases may achieve cost savings.
NEP, therefore, seeks to increase its short-term borrowing authority by an additional $375 million.